Registration No. 333-160259

Registration No. 333-163731

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-160259

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-163731

UNDER THE SECURITIES ACT OF 1933

DYNCORP INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	01-0824791
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3190 Fairview Park Drive, Suite 700, Falls Church, VA	22042
(Address of Principal Executive Offices)	(Zip Code)

DynCorp International 2007 Omnibus Incentive Plan

DynCorp International Inc. Deferred Compensation Plan

(Full titles of the plans)

Gregory S. Nixon

Senior Vice President, General Counsel & Corporate Secretary

DynCorp International Inc.

3190 Fairview Park Drive, Suite 700

Falls Church, Virginia 22042

(Name and address of agent for service)

(571) 722-0210

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

TERMINATION OF REGISTRATION

This Post-Effective Amendment relates to the following Registration Statements on Forms S-8 filed by DynCorp International Inc. (the “Registrant”) with the Securities and Exchange Commission (collectively, the “Registration Statements”):

•

Registration No. 333-160259 filed on Form S-8 on June 26, 2009, registering 2,250,000 shares of the Registrant’s Class A common stock, par value $0.01 per share (“Common Stock”) issuable under the DynCorp International 2007 Omnibus Incentive Plan; and

•

Registration No. 333-163731 filed on Form S-8 on December 15, 2009, registering $25,000,000 in deferred compensation obligations issuable under the DynCorp International Inc. Deferred Compensation Plan.

On April 11, 2010, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Delta Tucker Holdings, Inc., a Delaware corporation (“Parent”) and Delta Tucker Sub, Inc. (“Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of Parent. The Merger Agreement provides for the merger of Merger Sub with and into the Registrant, with the Registrant continuing as a wholly-owned direct subsidiary of Parent (the “Merger”). The closing for the Merger has occurred, and the Merger became effective on July 7, 2010 (the “Effective Time”) pursuant to the Certificate of Merger filed on the same date with the Secretary of State of the State of Delaware. As provided for in the Merger Agreement, at the Effective Time each issued and outstanding share of common stock of the Registrant (other than certain shares held by the Registrant, Parent or Merger Sub) was cancelled and automatically converted into the right to receive $17.55 in cash, without interest. In addition, all restricted stock units of the Registrant vested at the Effective Time and were converted into the right to receive $17.55 in cash, without interest.

As a result of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of post-effective amendment, any of the securities registered pursuant to the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all securities registered under the Registration Statements but not sold under the Registration Statements as of the filing date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Falls Church, State of Virginia, on July 8, 2010.

DYNCORP INTERNATIONAL INC.

By:	/S/ MICHAEL J. THORNE
	Name:	Michael J. Thorne
	Title:	Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ WILLIAM L. BALLHAUS William L. Ballhaus	President, Chief Executive Officer and Director (Principal Executive Officer)	July 8, 2010

/S/ MICHAEL J. THORNE Michael J. Thorne	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 8, 2010

/S/ STEVEN F. GAFFNEY Steven F. Gaffney	Chairman of the Board	July 8, 2010

Michael Hagee	Director

/S/ BRETT INGERSOLL Brett Ingersoll	Director	July 8, 2010

John Tilelli	Director